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                                                                    Exhibit 10.3

                             Euronet Worldwide, Inc.

      Rules and Procedures for Euronet Matching Stock Option Grant Program

The following rules and procedures will apply to the Matching Stock Option Grant Program (the "Matching Grant Program") established by the Euronet Board of Directors on September 13, 2002 (the "Adoption Date"). Under the Matching Grant Program, options to purchase shares in stock in Euronet Worldwide, Inc. ("Euronet" or the "Company") may be granted, at the discretion of the Compensation Committee, to executive officers or outside directors who own Newly Acquired Stock, as defined below.

a.   Period of Matching Grant Program

     Grants may be made to participants under the Matching Grant Program for a period of 12 months from the Adoption Date.

b.   Newly Acquired Stock

     The Company's option plan administrators shall determine and record the number of shares of Company stock held by any potential participant in the Matching Grant Program as of January 1, 2002 (the "Baseline Date"). Such ownership shall be referred to as "Baseline Ownership." Newly Acquired Stock shall mean Company stock acquired by participants after the Baseline Date either through exercises of non-reloadable stock options or open market purchases, if as a result of such exercise or purchase the participant directly owns shares that are either of record in the participant's name (or in the name of participant and participant's Spouse as joint tenants) or held in a brokerage account in which the participant is the named account holder (or is a joint account owner with the participant's Spouse). Newly Acquired Stock shall not include stock acquired in any other manner including without limitation: (a) Company stock acquired through an individual retirement account, through the Euronet 401(k), or through some other tax deferred plan or account; (b) Company stock acquired through gift or inheritance; and (c) Company stock acquired through the Euronet Employee Stock Purchase Plan.

     Management of the Company shall implement procedures to obtain from participants in any format Management deems necessary or advisable information about changes in the participants' ownership of Company common stock.

c.   Option Grant Determinations

     The Committee shall meet periodically as determined by the Committee to consider information provided by Management and to determine whether matching stock option grants should be made based on Newly Acquired Stock. Matching grants may be made using stock available from any of the Company's stock option plans, provided that the total number of shares allocable to this Program during its entire term shall be limited to 600,000. In making grant determinations, the following shall be considered: (a) the participant's good standing; (b) pattern of Company stock ownership by the participant; (c) deviation of ownership from the Baseline Ownership; (d) Company factors including without limitation pooling, investor relations, and securities law considerations; (e) the

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     number of shares available or annual option grant limits in the Euronet stock option plans; and (f) other factors deemed relevant by Management or the Committee. The Committee shall not consider acquisitions or dispositions of stock held in or withdrawn from the Euronet 401(k), the Euronet Employee Stock Purchase Plan, an individual retirement account, or another tax deferred plan or account.

     When the Committee determines to make a grant, the grant shall be, unless the Committee otherwise determines from time to time, one option for every share of Newly Acquired Stock on which the grant is based.

d.   Terms of Options

     The options granted under this Program would be the subject of a Non-Qualified Stock Option Award Agreement executed by the grantee and Euronet containing standard terms and conditions, including the following:

     1. Matching Option grant to optionees who acquire additional shares of Euronet stock after January 1, 2002 during this Matching Stock Option Grant Program ending September 13, 2003. The number of shares under such matching options shall be a 1:1 match of the number of Newly Acquired Stock.

     2. The option exercise price would be the fair market value on the date the Option Committee makes the matching grant (the "grant date"). Fair market value is the closing trading price of the Company's stock on the NASDAQ as of the date of the grant.

     3.   Term -- 10 years from date of grant.

     4. Vesting - 7-year cliff vest from date of the grant, subject to acceleration (a) by a change of control, as determined under the rules of the stock option plan under which the options are granted, or (b) on the third anniversary date of the grant if optionee holds the Newly Acquired Stock that was the basis for the grant of the options. If the employee holds only a portion of the Newly Acquired Stock or the third anniversary date, options equal to the number of shares of Newly Acquired Stock then held will vest. If 7-year cliff vest applies, the grantee must exercise within 60 days of vesting, after which the option lapses. If accelerated vesting applies under (a) or (b) above, the grantee may exercise during balance of 10 year period from grant date, subject to earlier lapse as provided in paragraph 10 below. Pro rata acceleration of the stock options would apply if less than 100% of the Newly Acquired Stock has been retained for three years.

     5. A reload feature will be included in Matching Option Grants only if the fair market value of the stock has increased by 20% or more at the time of exercise over the exercise price. If a reload feature is granted, the remaining term of the reload grant would be the same as the original award.

     6. Payment of Exercise Price -- Cash or Euronet common stock, as provided in the option plan under which the option grant is made.

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     7.   Tax withholding -- delivery of cash or withhold shares from option exercise, as provided in the option plan under which the option grant is made.

     8. Non-transferable, except by beneficiary designation approved by the Option Committee.

     9. Option terminates if (a) employment terminated with cause, (b) voluntary termination of employment without consent of Euronet that options exercisable at date of termination remain exercisable, or (c) violation of non-compete, confidentiality agreement.

     10. If options are exercisable on the date of termination of employment, optionee can exercise within three (3) months of (a) voluntary termination of employment with consent of Euronet that options remain exercisable or (b) termination without cause. If options are exercisable at the date of disability or death, (i) optionee can exercise within 12 months of disability and (ii) beneficiary or personal representative can exercise in the event of optionee's death within 12 months of the date of death. If options are exercisable on date of retirement, optionee can exercise at any time until the date the term of the option expires.

     11. The terms of the option plan under which the options are granted (as determined in the option agreement) would apply except as provided otherwise in this description of the Matching Grant Program.

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